UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2013

TARGA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34991	20-3701075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana, Suite 4300

Houston, TX 77002

(Address of principal executive office and Zip Code)

(713) 584-1000

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Targa Resources Corp. (the “Company”) approved the form of the award agreement that will govern restricted stock unit awards (the “Restricted Stock Unit Agreement”) that may be granted in the future pursuant to the Targa Resources Corp. 2010 Stock Incentive Plan (the “Plan”). The Committee also approved a revised form of the award agreement that will govern restricted stock awards (the “Restricted Stock Agreement”) that may be granted in the future pursuant to the Plan, as well as an amendment to restricted stock awards that had previously been granted under the Plan and were outstanding as of July 15, 2013 (the “Amendment to Outstanding Restricted Stock Awards”). The Plan was filed as Exhibit 10.93 to the Company’s Registration Statement on Form S-1/A (File No. 333-169277), as amended, filed on November 12, 2010, and the prior form of award agreement for restricted stock awards granted under the Plan was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 18, 2011. The following descriptions of the Restricted Stock Unit Agreement, the Restricted Stock Agreement, and the Amendment to the Outstanding Restricted Stock Awards are qualified in their entirety by reference to the Restricted Stock Unit Agreement, the Restricted Stock Agreement, and the Amendment to the Outstanding Restricted Stock Awards, copies of which are attached as exhibits 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference.

Restricted Stock Unit Agreement. The Committee adopted the Restricted Stock Unit Agreement to evidence phantom stock awards granted under the Plan. In addition to being subject to all the general terms and conditions of the Plan, the agreement provides for service-based vesting conditions over a number of years from the date of grant, provided the awardee remains continuously employed with the Company through each vesting date or meets certain other service-related criteria. The Committee has the discretion to establish the vesting schedule for restricted stock unit awards granted under the Plan for each awardee. Vesting of the restricted stock unit accelerates in full upon the termination of an awardee’s employment due to death or disability or upon the occurrence of a change in control of the Company.

Restricted stock unit awards will be granted with dividend equivalent rights; in the event that the Company declares and pays a dividend with respect to its outstanding shares of common stock during the term of a restricted stock unit’s vesting period, the Company will create a bookkeeping account on behalf of the awardee to track the amount of all dividend equivalents that the awardee would have received with respect to the awardee’s restricted stock units as if the awardee had owned the shares of the Company’s common stock outright. At the time a restricted stock unit is settled, any amounts that accumulated with respect to dividend equivalents will be paid to the awardee in a lump sum cash payment. If a restricted stock unit award is forfeited to the Company, all dividend equivalents associated with that award shall also be forfeited.

The award agreement provides for the settlement of restricted stock unit awards in the form of the Company’s common stock on the date of vesting.

Restricted Stock Award Agreement. The Committee also adopted a revised form award agreement to evidence restricted stock awards granted under the Plan. In addition to being subject to all the general terms and conditions of the Plan, the agreement provides for service-based vesting conditions over a number of years from the date of grant, provided the awardee remains continuously employed with the Company through each vesting date or meets certain other service-related criteria. The Committee has the discretion to establish the vesting schedule for restricted stock awards granted under the Plan. Vesting of the restricted stock accelerates in full upon the termination of an awardee’s employment due to death or disability or upon the occurrence of a change in control of the Company. Restricted stock awards will be granted with dividends; in the event that the Company declares and pays a dividend with respect to its outstanding shares of common stock during the term of a restricted stock’s vesting period, the Company will create a bookkeeping account on behalf of the awardee to track the amount of all dividends that the awardee would have received with respect to the awardee’s restricted stock as if the awardee had owned the shares of the Company’s common stock without restriction. At the time that the individual’s restricted stock vests, any amounts that accumulated with respect to dividends on the vested shares of restricted stock will be paid to the awardee. If any shares of restricted stock are forfeited to the Company, all dividends associated with the shares of forfeited restricted stock shall also be forfeited.

Amendment to Restricted Stock Award. The Committee also approved the Amendment to Outstanding Restricted Stock Awards, which amends restricted stock awards previously granted under the Plan that remained outstanding as of July 15, 2013 to add alternative service-based criteria to the vesting schedule under the awards.

Item 9.01.	Financial Statements and Exhibits

(a) – (c) Not applicable.

(d) Exhibits.

Exhibit Number	Description

Exhibit 10.1	Restricted Stock Unit Agreement

Exhibit 10.2	Restricted Stock Agreement

Exhibit 10.3	Amendment to Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES CORP.

Dated: July 18, 2013	By:	/s/ Matthew J. Meloy
Matthew J. Meloy
Senior Vice President, Chief Financial Officer and Treasurer